PIPER CAPITAL MANAGEMENT

BROKER UPDATE

From: Paula Meyer                                                  July 24, 1995


Below are answers to some of the commonly asked questions regarding the American Adjustable Rate Term Trusts 1996-1999 proxy voting process.

Q. IF ONLY ONE FUND'S SHAREHOLDERS VOTE TO CONVERT THAT FUND, WILL WE STILL CONVERT IT?

A. Yes, we must convert any fund for which the fund's shareholders approve the proposal. However, expenses for the new Adjustable Rate Mortgage Securities Fund will not be capped at 0.60% of the fund's daily net assets through August 31, 1996, unless at least three funds convert.

Q. WILL MY CLIENT BE ABLE TO EXCHANGE ADJUSTABLE RATE FUND SHARES INTO OTHER PIPER FUNDS?

A. Any term trust dollars converted to the Adjustable Rate Fund will be able to be exchanged to other Piper open-end funds at net asset value with no additional sales charge. Any NEW dollars invested in the Adjustable Rate Fund would be subject to any load differential in the event of an exchange into another Piper fund.


Q. WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A. It is intended that the merger would be treated as a tax-free reorganization for federal tax purposes which means that, for federal income tax purposes, shareholders would not recognize any gain or loss when exchanging term trust shares for Adjustable Rate Fund shares. However, if significantly more than 50% of any term trust's converted shares are redeemed shortly after the merger, the merger may be taxable for shareholders of that term trust. Shareholders would be notified as soon as this determination is made.

Q. IS IT TRUE THAT EACH TRUST THAT APPROVES THE MERGER WILL PAY OUT ALL OF ITS DIVIDEND RESERVE BEFORE THE CONVERSION TAKES PLACE?

A. Yes. Each approving term trust will distribute, prior to the conversion, all of its undistributed net income and net realized capital gains (if any) for the current taxable year. These distributions WILL BE TAXABLE and will lower the net asset value of the applicable term trust penny for penny. We currently estimate that these distributions will be $0.45 for BDJ, $0.26 for CDJ, $0.08 for DDJ and $0.00 for EDJ. The estimated payable date for these distributions is August 24 with an August 17 ex-date. These distributions will be paid in cash; they cannot be reinvested into additional shares. If any of the funds don't convert, those funds will NOT pay this distribution.

Q. ASSUMING THIS IS A TAX-FREE REORGANIZATION, IF THE FUND(S) CONVERT AND MY CLIENTS CHOOSE TO RETAIN SHARES OF THE NEW ADJUSTABLE RATE FUND, WHAT WILL THEIR COST BASIS BE?

A. Your clients' cost basis and holding period carry over from the term trusts to the new fund. For instance, if your clients invested $10,000 in BDJ at the initial public offering, their costs basis in the Adjustable Rate Fund would be $10,000 and their holding period would be approximately five years.

FOR MORE INFORMATION ON THE PROXY VOTING PROCESS OR THE MERGER PROPOSAL, OR IF YOUR CLIENT NEEDS A REPLACEMENT BALLOT, PLEASE CALL PIPER CAPITAL BROKER SERVICES AT 1-800-866-7778.

                              FOR BROKER USE ONLY
                      Not for distribution to the public.
                                     260-95